EXHIBIT (E)

                   DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.
                           DIVIDEND REINVESTMENT PLAN

          1. Each person holding shares of common stock (a "Shareholder") in Dreyfus Strategic Municipal Bond Fund, Inc. (the "Fund") in her or his own name will automatically be a participant in the Dividend Reinvestment Plan (the "Plan"), unless such Shareholder specifically elects to receive all dividends and distributions in cash paid by check mailed directly to the Shareholder by or under the direction of Boston Safe Deposit and Trust Company (the "Agent"). Dividends and distributions with respect to shares registered in the name of a broker/dealer or other nominee will be automatically reinvested under the Plan unless that service is not available by such broker/dealer or other nominee, in which case dividends and distributions to those Shareholders will be made in cash. The Agent will act as agent for individual Shareholders and will open an account for each Shareholder under the Plan in the same name as her or his present shares are registered.

          2. Whenever the Fund declares a distribution or dividend payable in shares of common stock or cash, participating Shareholders will receive such distribution or dividend entirely in shares of common stock and the Agent shall automatically receive such shares of common stock, including fractions, for the Shareholder's account, except in the circumstances described in paragraph 3 below.

          3. Nonparticipants in the Plan will receive cash and participants in the Plan will receive the equivalent in Fund shares valued as follows. Whenever the market price is equal to or exceeds the net asset value at the time shares of common stock are valued for the purpose of determining the number of shares equivalent to the cash dividend or distribution, participants will be issued shares of common stock at the greater of (i) the most recent net asset value or
(ii) 95% of the then-current market price of the Fund's common stock. The Fund will not issue shares under the Plan below net asset value. If the net asset value of the common stock at the time of valuation exceeds the market price of common stock at such time, or if the Fund should declare a dividend or distribution payable only in cash, the Agent will, as agent for the participants, buy shares of common stock in the open market, on the New York Stock Exchange ("NYSE") or elsewhere, for the participants' accounts. If before the Agent has completed its purchases the market price exceeds the net asset value of the common stock, the average per share purchase price paid by the Agent may exceed the net asset value of the common stock, resulting in the acquisition of fewer shares of common stock than if the dividend or distribution had been paid in common stock issued by the Fund. The Agent will apply all cash received as a dividend or distribution to purchase shares of common stock on the open market as soon as practicable after the payment date of such dividend or distribution, but in no event later than 30 days after such date, except where necessary to comply with applicable provisions of the federal securities laws.

          4. For purposes of the Plan: (a) the market price of Fund shares of common stock on a particular date shall be the last sales price on the NYSE on the close of the previous trading day or, if there is no sale on the NYSE on that date, then the mean between the closing bid and asked quotations for such stock on the NYSE on such date and (b) net asset value per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

          5. The open-market purchases provided for above may be made on any securities exchange where the shares of common stock of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Uninvested funds held by the Agent will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase shares of common stock within 30 days after the payment date of a dividend or distribution as herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of the shares of common stock of the Fund acquired for the Shareholder's account.

          6. The Agent will hold shares of common stock acquired pursuant to the Plan in noncertificated form in the Shareholder's name or that of its nominee. In the case of a Shareholder which holds shares for others who are the beneficial owners of Fund shares, the Agent will administer the Plan on the basis of the number of shares certified from time to time by the Shareholder as representing the total amount registered in the Shareholder's name and held for the account of beneficial owners who are to participate in the Plan. The Agent will forward to the Shareholder any proxy solicitation material and will vote any shares of common stock so held for the Shareholder only in accordance with the proxy returned by her or him to the Fund. Upon the Shareholder's written request, the Agent will deliver to her or him, upon payment of a $5.00 service fee, a certificate or certificates for the Shareholder's full (but not fractional) shares of common stock.

          7. The Agent will confirm to the Shareholder each acquisition made for her or his account as soon as practicable but not later than 60 days after the date thereof and will provide information needed by Shareholders for personal and tax records. Although the Shareholder may from time to time have an undivided fractional interest (computed to three decimal places) in a share of common stock of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares of common stock will be credited to the Shareholder's account. In the event of termination of a Shareholder's account under the Plan, the Agent will adjust for any such undivided fractional interest in cash at the market value of the shares of common stock at the time of termination.

          8. Any stock dividends or split shares distributed by the Fund on shares of common stock held by the Agent for the Shareholder will be credited to the Shareholder's account. In the event that the Fund makes available to the Shareholder rights to purchase additional shares of common stock or other securities, the Agent will sell such rights and apply the proceeds of the sale to the purchase of additional shares of common stock of the Fund for the account of such Shareholder.

          9. The Agent's service fee for reinvesting dividends or distributions will be paid by the Fund. The Shareholder will be charged a pro rata share of brokerage commissions on all open-market purchases.

          10. The Shareholder may terminate her or his account under the Plan by notifying the Agent in writing by direct mail addressed to: Boston Safe Deposit and Trust Company, Attention: Closed-End Funds, P.O. Box 1376, Boston, Massachusetts 02104-1376 or by telephone at 1-800-331-1710. Such termination will be effective immediately if notice is received by the Agent prior to any dividend or distribution record date. The Plan will terminate automatically at such time as the Fund is converted to an open-end investment company. In addition, the Plan may be terminated by the Agent, with the Fund's prior written consent, on at least 90 days' written notice to participants in the Plan. Upon any termination, the Agent will cause a certificate or certificates for the full number of shares held for the Shareholder under the Plan, and cash adjustment for any fraction, to be delivered to her or him. If, upon withdrawal, the Shareholder requests a certificate for shares held in the account, a $5.00 service fee will be charged to the Shareholder by the Agent.

          If the Shareholder elects by notice to the Agent in writing in advance of such termination to have the Agent sell part or all of her or his shares and remit the proceeds to her or him, the Agent is authorized to deduct a $5.00 service fee plus brokerage commissions for this transaction from the proceeds.

          11. These terms and conditions may be amended or supplemented by the Agent, with the Fund's prior written consent, or by the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholder appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Shareholder unless, prior to the effective date thereof, the Agent receives written notice of the termination of the Shareholder account under the Plan. Any such amendment may include an appointment by the Agent in its place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Agent, for Shareholders' accounts, all dividends and distributions payable on the shares of common stock held in the Shareholders' name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

          12. The Agent shall at all times act in good faith and agrees to use its best efforts, within reasonable limits, to ensure the accuracy of all services performed under this Agreement and to comply with applicable law. The Agent assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

Dated: November ___, 1989
Accepted and Agreed to:
BOSTON SAFE DEPOSIT AND
     TRUST COMPANY
By:
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Title:
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